EXHIBIT 10.2

FORM 2019 INCENTIVE PROGRAM LETTER AGREEMENT
As approved by the Board of Directors, the amount and terms of your 2019 Incentives are as follows:
base salary:

Your base salary will be $

Bonus:

Your bonus target will be % of your base salary. You are eligible to earn this bonus amount as follows:

•	25% or $ will be earned on March 31, 2019;

•	25% or $ will be earned on June 30, 2019;

•	25% or $ will be earned on September 30, 2019; and

•	25% or $ will be earned on December 31, 2019.

Each portion of the retention bonus is earned only if you are employed by the Company (or its subsidiaries) on each of the dates set forth above. However, if you are terminated by the Company without Cause (as defined below), you will be paid the next installment of your bonus, subject to your executing and not revoking a General Release of Claims in such form as may be required by the Company in its sole discretion (the “Release”) within sixty days of your termination; in this event you will forfeit any future bonus installments. For example, if you are terminated without Cause after March 31, but prior to June 30 you would receive the June 30 payment, but would forfeit the remaining payments.
If you quit or are terminated for Cause, then you will not be entitled to receive any further payments following your termination. All payments will be subject to required tax withholdings and will be paid as part of the first payroll following the date it is earned, except in the case of a termination without Cause, in which case it will be paid as part of the first payroll following the date your Release becomes effective.

LTI Replacement Incentive:

In lieu of a 2019 long-term incentive (“LTI”) award, you will be eligible to earn a cash bonus in the amount and subject to satisfaction of the performance criteria set forth on Exhibit A, as well as your continued employment by the Company (or its subsidiaries) through the dates set forth on Exhibit A. This LTI replacement incentive differs from the traditional award in that it is paid in cash and that it is fully paid in one year versus the typical three-year LTI vesting.
If you are terminated without Cause or you terminate your employment for Good Reason and the performance goals set forth on Exhibit A are obtained, you will be eligible for a portion of the LTI replacement award as described in Exhibit A, subject to your signing and not revoking the Release in a timely manner as discuss above. If you quit or are terminated for Cause, then you will not be entitled to receive any further payments following your termination.
The LTI replacement incentive will remain in effect unless the Company determines, in its sole discretion, that it needs to terminate or modify the program.
Summary of Total Potential 2019 Pay

2019 Base	2019 Bonus Target %	2019 Bonus $	2019 Target Cash LTI	2019 Target Direct Comp (All Cash)

Definitions:

For purposes of your 2019 incentives the following definitions will apply:

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“Cause” will have the meaning set forth in your employment agreement with the Company. If you do not have an employment agreement with the Company, then “Cause” means any of the following events:
(A) your conviction of a felony or a crime involving moral turpitude, or your entering the plea of nolo contendere to such felony or crime;
(B) your commission of an act of fraud, or misappropriation of funds or other property, of or upon the Company or any of its affiliates;
(C) your engagement, without the written approval of the Company, in any activity which competes with the business of the Company or any of its affiliates, or which would result in injury to the business or reputation of the Company or any of its affiliates; or
(D) your breach or violation of any material policies of the Company or any confidentiality, covenant or restriction to which you may be bound.
“Good Reason” will have the meaning set forth in your employment agreement with the Company. If you do not have an employment agreement with the Company, then “Good Reason” means any of the following without your prior written consent, if not cured and corrected by the Company, or any successor, within 60 days after written notice thereof is provided by you to the Company or its successor, provided such notice is delivered within 30 days after the occurrence of the applicable condition or event and you resign from employment with the Company within 15 days following expiration of such 60-day cure period: (a)  a demotion or a reduction in your title or rank or the assignment to you of duties that are materially inconsistent with your positions, duties and responsibilities with the Company, or your removal from, or any failure to nominate you for re-election to, any of such positions (other than a change due to your disability or as an accommodation under the American with Disabilities Act), except for any such demotion, reduction, assignment, removal or failure that occurs in connection with your termination of employment for Cause, disability or death; (b) a five percent (5%) or greater reduction in your base salary; or (c) a relocation of your principal work location by more than 50 miles from its current location.
The Compensation Committee of the Board of Directors of the Company has the sole authority and discretion to determine whether any termination is for Cause or Good Reason, a Change in Control has occurred, the performance metrics are met and the amount of any payment of your 2019 Incentive and such determination will be final and binding on you and the Company. If you wish to dispute any such determination, then such dispute will be resolved by arbitration before a single independent arbitrator in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, taking place in Houston, Texas and applying the law of the State of Texas. Both you and the Company waive all rights to a jury trial.
This letter does not confer upon you any right to continue in the employment of the Company for any period or interfere with or otherwise restrict in any way the rights of the Company or you to terminate your employment at any time for any reason whatsoever, with or without Cause.

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